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                                                                    Ex 99.d.2.a

                                     FORM OF
                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 1st day of July, 2002, by and between The UBS Funds, a Delaware business trust (the "Trust") and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the "Advisor").

     1. DUTIES OF THE ADVISOR. The Trust hereby appoints the Advisor to act as investment advisor to the UBS Global Bond Fund (the "Series") for the period and on such terms set forth in this Agreement. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Advisor's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Advisor's discharge of the foregoing responsibilities. The Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust's Prospectus and Statement of Additional Information. The Advisor accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. With respect to foreign securities, at its own expense, the Advisor may obtain statistical and other factual information and advice regarding economic factors and trends from its foreign subsidiaries, and may obtain investment services from the investment advisory personnel of its affiliates located throughout the world to the extent permitted under interpretations of the federal securities laws.

     2. PORTFOLIO TRANSACTIONS. The Advisor shall provide the Series with a trading department, and with respect to foreign securities, the Advisor is authorized to utilize the trading departments of its foreign affiliates. The Advisor shall select, and with respect to its foreign affiliates or the use of any sub-advisors, shall monitor the selection of, the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Series are obtained. Subject to policies established by the Board of Trustees of the Trust and communicated to the Advisor, it is understood that the Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Series, or be in breach of any obligation owing to the Trust or in respect of the Series under this Agreement, or otherwise, solely by reason of its having caused the Series to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Series in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisor's overall responsibilities with respect to the Series and to other funds and advisory accounts for which the Advisor or any Sub-Advisor, as defined in Section 8 hereof, exercises investment discretion. The Advisor will promptly communicate to the officers and trustees of the Trust such information relating to the Series transactions as they may reasonably request.

     3. COMPENSATION OF THE ADVISOR. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee of one twelfth of 0.75% of the Series' average daily net assets for the month.

     In the event of termination of this Agreement, the fee provided in this
Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

     4. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS. If on any day during which this Agreement is in effect, the estimated annualized Operating Expenses (as defined below) of the Series for that day are less than the Operating Expense Limit (as defined below), the Advisor shall be entitled to reimbursement by the Series of the investment management fees waived or reduced, and of any expense reimbursements or similar payments remitted by the Advisor to the Series pursuant to the Advisor's agreement to limit the Series' Operating Expenses (the "Reimbursement Amount") during any of the previous three (3) years, to the extent that the Series' annualized Operating Expenses, plus the amount so reimbursed, equals, for such day, the Operating Expense Limit, provided that such amount paid to the Advisor will in no event exceed the total
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Reimbursement Amount and will not include any amounts previously reimbursed by the Series to the Advisor. For purposes of this Section 4: (i) "Operating Expenses" shall include the ordinary operating expenses incurred by the Series in any fiscal year, including, without limitation, management fees paid to the Advisor, but excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses not incurred in the ordinary course of the Series' business; and (ii) "Operating Expense Limit" shall mean the rate of the "Total Expense Limit" as a percentage of average daily net assets of the Series as stated in the then current registration statement of the Series, plus any distribution service fees under Rule 12b-1 under the Investment Company Act of 1940 and/or shareholder service fees as described in the then current registration statement of the Series, as determined from time to time by the Board of Trustees of the Trust.

     5. REPORTS. The Series and the Advisor agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

     6. STATUS OF ADVISOR. The services of the Advisor to the Series are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Series are not impaired thereby.

     7. LIABILITY OF ADVISOR. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Advisor of its obligations and duties hereunder, the Advisor shall not be subject to any liability whatsoever to the Series, or to any shareholder of the Series, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series.

     8. DELEGATION OF RESPONSIBILITIES TO SUB-ADVISORS. The Advisor may, at its expense, select and contract with one or more affiliated or unaffiliated investment advisors registered under the Investment Advisers Act of 1940 ("Sub-Advisors") to perform some or all of the services for the Series for which it is responsible under this Agreement. The Advisor will compensate any Sub-Advisor for its services to the Series. The Advisor may terminate the services of any Sub-Advisor at any time in its sole discretion, and shall at such time assume the responsibility of such Sub-Advisor unless and until a successor Sub-Advisor is selected and the requisite approval of the Series' shareholders is obtained. The Advisor will continue to have responsibility for all advisory services furnished by any Sub-Advisor.

     9. DURATION AND TERMINATION. This Agreement shall become effective on
July 1, 2002 provided that first it is approved by the Board of Trustees of the Trust, including a majority of those trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in
Section 15(c) of the Investment Company Act of 1940, as amended (the "1940 Act") and by the holders of a majority of the outstanding voting securities of the Series; and shall continue in effect until July 1, 2004. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by: (i) the Trust's Board of Trustees; or (ii) by the vote of a majority of the outstanding voting securities of the Series; and in either event by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in
Section 15(c) of the 1940 Act. This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Series on 60 days' written notice to the Advisor. This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon 60 days' written notice to the Trust. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

     As used in this Section 9, the terms "assignment," "interested person," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

     10. NAME OF ADVISOR. The parties agree that the Advisor has a proprietary interest in the name "UBS," and the Trust agrees to promptly take such action as may be necessary to delete from its corporate

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name and/or the name of the Series any reference to the name of the Advisor promptly after receipt from the Advisor of a written request therefor.

     11. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 1st day of July, 2002.

Attest:                                               THE UBS FUNDS


By:                                         By:
   -------------------------------              ----------------------------
   Name:                                        Name: David M. Goldenberg
   Title:                                       Title:  Vice President


Attest:                                     UBS GLOBAL ASSET MANAGEMENT
                                            (AMERICAS) INC.


By:                                         By:
   -------------------------------              ----------------------------
   Name:                                        Name: David M. Goldenberg
   Title:                                       Title:  Vice President

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